EXHIBIT 3.1(m)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DIVERSIFIED MULTI-ADVISOR FUTURES FUND L.P. II

Under Section 121-202 of the Revised Limited Partnership Act

The undersigned, desiring to amend the Certificate of Limited Partnership of Diversified Multi-Advisor Futures Fund L.P. II (the “Partnership”) pursuant to the provisions of Section 121-202 of the Revised Limited Partnership Act of the State of New York, does hereby certify as follows:

FIRST:         The name of the Partnership is Diversified Multi-Advisor Futures Fund L.P. II.

    The name under which the Partnership was formed is Consulting Group Managed Futures Fund L.P.

SECOND:    The date of filing of the Certificate of Limited Partnership is May 10, 1994.

THIRD:        Paragraph SIXTH of the Certificate of Limited Partnership, which sets forth the latest date upon which the limited partnership is to dissolve, is hereby amended to read as follows:

    “6. The latest date upon which the limited partnership is to dissolve is: December 31, 2014.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 26th day of March, 2014.

By:	Ceres Managed Futures LLC,
General Partner

By:	/s/ Alper Daglioglu
Alper Daglioglu
Authorized Person